Exhibit 10.1

Reign sapphire corporation

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REIGN BRANDS, INC.

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COORDINATES COLLECTION, INC.

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FD9 GROUP B.V.

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OWEN DE VRIES

_____________________________________________

Asset purchase AGREEMENT

_____________________________________________

December 1, 2016

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Interpretation.	2
1.2	Entire Agreement.	8
1.3	Severability.	8
1.4	Amendments; Waivers; Investigations.	9
1.5	Governing Law.	9

Article 2 ASSET PURCHASE, EQUITY PURCHASE AND INTEREST PURCHASE		9

2.1	Asset Purchase from CCI.	9

Article 3 PURCHASE PRICE AND PAYMENT		13

3.1	Purchase Price; Payment.	13
3.2	Location and Time of the Closing.	14
3.3	Allocation of Purchase Price.	14
3.4	Withholding Taxes.	15

ARticle 4 due diligence		15

4.1	Acknowledgements of Purchaser	15

Article 5 REPRESENTATIONS AND WARRANTIES OF CCI AND CCI MANAGEMENT		16

5.1	Incorporation and Authority.	16
5.2	Power and Capacity.	16
5.3	Conflicts; Consents.	16
5.4	Subsidiaries.	17
5.5	Capitalization.	17
5.6	Properties and Assets.	18
5.7	Compliance with Laws.	18
5.8	Consents and Approvals.	18
5.9	Licenses, Permits, Orders and Authorizations.	18
5.10	Financial Statements.	18
5.11	No Undisclosed Liabilities.	19
5.12	Tax Matters.	19
5.13	Litigation.	19
5.14	Corrupt Practices.	19
5.15	Absence of Certain Changes or Events.	20
5.16	Contracts.	20
5.17	No Default.	20
5.18	Insurance.	20
5.19	Employee Plans; ERISA.	20
5.20	Employees.	21
5.21	Employment Matters.	21
5.22	Consultants.	22
5.23	Non-Arm's Length Transactions.	22
5.24	Owned Real Property.	23
5.25	Intellectual Property.	24

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5.26	Computer Systems.	24
5.27	Sufficiency of Purchased Assets.	24
5.28	Assets in Good Condition.	24
5.29	Inventory; Product Warranties and Claims.	25
5.30	Environmental Matters.	25
5.31	Privacy Laws.	25
5.32	Clients and Customers.	25
5.33	Trade Programs.	26
5.34	Books of Account.	26
5.35	Brokers' Fees.	26
5.36	Material Facts Disclosed.	26

Article 6 REPRESENTATIONS AND WARRANTIES OF BUYER		26

6.1	Incorporation and Authority.	26
6.2	Power and Capacity.	26
6.3	Conflicts; Consents.	27
6.4	Solvency.	27

Article 7 REPRESENTATIONS AND WARRANTIES OF FD9		27

7.1	Incorporation and Authority.	27
7.2	Power and Capacity.	27
7.3	Conflicts; Consents.	28
7.4	Authorized Capital	28
7.5	Valid Issuance of Securities.	28
7.6	Tax Matters.	28
7.7	Undisclosed Liabilities.	29
7.8	Solvency.	29

Article 8 non-competition and non-solicitation		29

8.1	Non-Competition.	29
8.2	Non-Solicitation.	30
8.3	Acknowledgements.	30
8.4	Enforcement.	31

Article 9 HOLDBACK AND ESCROW		32

9.1	Holdback Agreement	32
9.2	Escrow Requirements	32
9.3	Confidentiality of Notices	32
9.4	Power of Attorney	32

Article 10 CLOSING DELIVERIES AND CONDITIONS		32

10.1	Closing Deliveries from CCI to Buyer.	32
10.2	Closing Deliveries from Buyer CCI.	33
10.3	Closing Deliveries from FD9 to CCI.	34

Article 11 INDEMNIFICATION		34

11.1	Indemnification by CCI and CCI Management.	34

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11.2	Indemnification by Buyer	35
11.3	Indemnification by FD9	36
11.4	Notice of Claim.	36
11.5	Procedure for Indemnification by Buyer Indemnified Parties.	36
11.6	Subrogation.	38
11.7	Limitations on Indemnification.	38
11.8	Exclusive Remedy.	39
11.9	Survival of Representations, Warranties and Covenants.	39

Article 12 CONFIDENTIALITY		40

12.1	Confidentiality	40

Article 13 MISCELLANEOUS		41

13.1	Expenses.	41
13.2	Notices.	41
13.3	Press Releases and Public Announcements.	42
13.4	Arbitration.	42
13.5	Assignments, Successors and No Third-Party Rights.	44
13.6	Enurement.	44
13.7	Counterparts.	44
13.8	Independent Legal Advice.	44

Exhibit A Purchased Assets

Exhibit B Allocation of Purchase Price

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purchase AGREEMENT

This Purchase Agreement (this "Agreement") is entered into as of December 1, 2016,

AMONG:

Reign Sapphire Corporation a corporation incorporated under the laws of the state of Delaware,

("RGNP")

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Reign Brands, Inc., a corporation incorporated under the laws of the state of Delaware,

(“Buyer”)

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Coordinates Collection, Inc., a corporation incorporated under the laws of the state of Delaware,

("CCI")

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FD9 Group B.V. a limited liability company incorporated under the laws of the Netherlands,

("FD9")

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Owen De Vries, an individual residing in the City of Los Angeles in the State of California,

("De Vries")

De Vries to be referred to as “CCI Management”.

WHEREAS CCI is a majority-owned subsidiary of FD9;

WHEREAS Buyer is a wholly owned subsidiary of RGNP;

WHEREAS Buyer wishes to purchase from CCI and CCI wish to sell to Buyer, certain assets of CCI used in connection with the CCI Business on the terms and conditions contained herein (the "Asset Purchase");

AND WHEREAS FD9 owns greater than 51% of the issued and outstanding equity interests of CCI;

AND WHEREAS FD9 (as ultimate parent of CCI) believes that the Asset Purchase is in the best interests of FD9 and CCI and has agreed to enter into this Agreement as set out herein;

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NOW, THEREFORE, in consideration of the covenants, premises, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
INTERPRETATION

1.1         Interpretation.

In this Agreement:

(a)	Definitions. In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement or document referred to below shall mean such agreement or document as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

(i)	"Accounts Receivable" means all commissions, trade accounts receivable and all trade debts due or accruing due to CCI in respect of the CCI Business and the full benefit of all security therefor.

(ii)	"affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. A Person shall be deemed to "control" another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

(iii)	"Applicable Laws" means, in respect of any Person, property, transaction, event or course of conduct, all applicable laws, statutes, regulations, rules, by-laws, ordinances, protocols, regulatory policies, codes, guidelines, official directives, orders, rulings, judgments and decrees of any Governmental Authority and includes the common law.

(iv)	"Assets" means all properties, assets and rights of every kind, nature and description whatsoever whether tangible or intangible, real, personal or mixed, fixed or contingent, choate or inchoate, known or unknown, wherever located.

(v)	"Assignment and Assumption Agreement" means the assignment and assumption agreement dated as of the Closing Date between CCI and the Buyer, substantially in a form agreed to by the Buyer and CCI.

(vi)	"Bill of Sale" means the bill of sale provided from CCI for the Purchased Assets, substantially in a form agreed to by the Buyer and CCI.

(vii)	"Business Day" means any day which is not a Saturday, Sunday or a day on which banks in Delaware are authorized by Applicable Laws or executive orders to be closed.

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(viii)	"Claim" means a claim for indemnification by the Buyer Indemnified Parties or the Seller Indemnified Parties pursuant to Section 10.1, 10.2 or 10.3, respectively.

(ix)	"Closing" means the completion of the purchase and sale of the Purchased Assets pursuant to this Agreement at the Closing Time.

(x)	"Closing Date" means the date of this Agreement.

(xi)	"Code" means the Internal Revenue Code of 1986, as amended from time to time.

(xii)	"Common Shares" means the common shares of RGNP.

(xiii)	"Consent" means any approval, consent, ratification, waiver, or other authorization of, notice to or registration, qualification, designation, declaration or filing with, any Person including, without limitation, any customer or Governmental Authority.

(xiv)	"Contract" means any agreement, contract, option, license, instrument, obligation, commitment, arrangement, promise or undertaking, in each such case, whether written or oral and whether express or implied.

(xv)	"Current Assets" of a Person at any date means all assets of the Person that would properly be classified in accordance with GAAP as current assets as of that date, after deducting adequate reserves in each case a reserve is proper, determined as of such date; provided, that if such Person is CCI, Current Assets shall only include current assets that are Purchased Assets.

(xvi)	"Direct Claim" means a Claim which originates pursuant to this Agreement and does not involve a Third Party Claim.

(xvii)	"Employee Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by CCI for the benefit of any employee or with respect to which CCI has or may have any Liability.

(xviii)	"Encumbrance" means any security interest, pledge, lien, mortgage, charge, encumbrance, claim, condition, easement, covenant, warrant, equitable interest, option, purchase right, community property interest, right of first refusal, or other right of third parties or other restriction of any kind including, without limitation, any restriction on the exercise of any attribute of ownership (including any restriction on the use, voting, transfer or receipt of income related to any Asset).

(xix)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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(xx)	"ERISA Affiliate" means any entity that would be deemed a "single employer" with CCI under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(xxi)	"Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority including, without limitation, any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal).

(xxii)	"Governmental Charges" means all Taxes, levies, assessments, reassessments and other charges together with all related penalties, interest and fines, due and payable to any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rulemaking entity having jurisdiction in relevant circumstances.

(xxiii)	"Guarantee" means any obligation of a Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

(xxiv)	"Hazardous Materials" means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(xxv)	"Indebtedness" means (i) the principal of and premium, if any, and interest in respect of any indebtedness for money borrowed or any obligations evidenced by notes or other instruments, (ii) capital lease obligations, (iii) obligations issued or assumed as the deferred purchase price of property or services and (iv) obligations in respect of surety bonds, letters of credit or other similar instruments.

(xxvi)	"Intellectual Property" means: (i) all inventions, arts, processes, compositions of matter, business methods, developments and improvements (whether or not patented or the subject of an application for patent, whether or not patentable and whether or not reduced to practice); and all improvements thereto; (ii) all patents, pending patent applications and rights to file patent applications for the inventions referred to in (i) above; all patent disclosures and invention disclosures; and all rights of priority, reissue, divisional, continuation or continuation-in-part applications, revisions, extensions and re-examinations in connection therewith; (iii) all trade-marks, trade dress, logos, trade names, business names, corporate names and domain names; all translations, adaptations, derivations and combinations thereof; all goodwill associated therewith; and all applications, registrations and renewals in connection therewith; (iv) all copyrightable works and all copyrights; and all applications, registrations and renewals in connection therewith; (v) all mask works and all integrated circuit topographies; and all applications, registrations and renewals in connection therewith; (vi) all industrial designs; and all applications, registrations and renewals in connection therewith; (vii) all other intellectual and industrial property (whether or not registered or the subject of an application for registration and whether or not registrable); (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) all common law, statutory and contractual rights to the property and rights referred to in this definition.

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(xxvii)	"IRS" means the Internal Revenue Service.

(xxviii)	"Liability" means all liabilities of any kind whatsoever whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on a balance sheet including, without limitation, any direct or indirect Guarantee of any Liability of any other Person.

(xxix)	"Licensed Intellectual Property" means any Intellectual Property owned by a Person other than CCI and used by CCI pursuant to a license, sub-license, lease, sub-lease, royalty, conditional sale, strategic alliance or other similar arrangement in connection with the CCI Business.

(xxx)	"Loss" means any loss, injury, liability, damage, cost, expense (including legal expenses) or deficiency of any kind or nature, whether direct, indirect or consequential, suffered or incurred by a party indemnified pursuant to the terms of this Agreement, in connection with any Claim made by it hereunder, including in respect of any proceeding, assessment, judgment, settlement or compromise relating thereto.

(xxxi)	"Material Adverse Change" means any change, effect, event, occurrence, circumstance or state of facts that, individually or in the aggregate, is, or could reasonably be expected to be, material and adverse to the business, operations or financial condition, property, assets, or liabilities (contingent or otherwise) of the CCI Business or that would prevent or significantly impede the sale of the Purchased Assets, Purchased Equity or the Purchased Membership Interest or the completion of the other transactions contemplated by this Agreement and the Transaction Documents.

(xxxii)	"Order" means any final and non-appealable award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any referee, arbitrator or mediator.

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(xxxiii)	"Organizational Documents" means any certificate or articles of incorporation, formation or organization, by-laws, limited liability company operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust, constating documents or other similar documents.

(xxxiv)	"Owned Intellectual Property" means any Intellectual Property owned by CCI and used in carrying on the CCI Business.

(xxxv)	"Parties" means Buyer, RGNP, CCI, FD9, and De Vries, and "Party" means any one of them.

(xxxvi)	"Person" means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

(xxxvii)	"Personal Information" means the type of information regulated by Applicable Laws and collected, used or disclosed by CCI in connection with the CCI Business, including information such as an individual's name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records, but does not include the name, title or business address or telephone number of an employee;

(xxxviii)	"Proceeding" means any action, claim, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, quasi-criminal, administrative, regulatory, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.

(xxxix)	"Purchase Price" has the meaning ascribed thereto in Section 3.1.

(xl)	"Purchased Assets" has the meaning ascribed thereto in Section 2.1.

(xli)	"CCI Business" means the operations of a jewelry brand internet platform.

(xlii)	"CCI Disclosure Schedule" means the disclosure schedules dated as of the date of this Agreement from CCI to Buyer in connection with this Agreement, and acknowledged by Buyer.

(xliii)	"CCI Financial Statements" means the unaudited financial statements of CCI for the years ended 2015 and 2014, and the interim period ending as of September 30, 2016, all of which are attached as Schedule 1.1(a)(xlvii) to the CCI Disclosure Schedule in a format that may be audited by RGNP’s independent PCAOB auditor.

(xliv)	"CCI IP Assignment Agreements" means the Intellectual Property assignment agreement to be executed by De Vries in the favor of Buyer in a form agreed to by the Buyer and CCI.

(xlv)	"Tangible Personal Property" means all machinery, equipment, tools, furniture, fixtures, computer hardware, supplies, materials, servers, routers, desktop computers, laptop computers, fixed and mobile computer storage devices, mobile phones, personal digital assistants, network equipment, telephone systems, back-up systems, non-fixed media and all other computer and electronic equipment of any kind and other items of tangible personal property of every kind owned, leased or licensed by CCI (wherever located and whether or not carried on the books of CCI), together with all express and implied warranties by the manufacturers, sellers, lessors and licensors of such items or components thereof and all maintenance records and other documents relating thereto.

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(xlvi)	"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs and governmental impositions or charges of any kind in the nature of, or similar to, taxes, payable to any federal, state, provincial, local or foreign taxing authority including, without limitation (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (b) interest, penalties, additional taxes and additions to taxes imposed with respect thereto.

(xlvii)	"Tax Returns" means any return, report or information statement with respect to Taxes (including, but not limited to, statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the IRS or any other Governmental Authority including, without limitation, consolidated, combined and unitary tax returns.

(xlviii)	"Third Party Claim" means a Claim by Buyer which originates by reason of a Person (other than Buyer) making a claim against the CCI Business.

(xlix)	"Transaction Documents" means this Agreement, the CCI Disclosure Schedule, the Bill of Sale, the Assignment and Assumption Agreement, the Consulting Agreement, the CCI IP Assignment Agreements and all other Contracts, instruments and certificates contemplated hereunder to be delivered by any party hereto at or prior to the Closing.

(b)	Headings. The inclusion of headings is for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	Gender and Number. Except where the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

(d)	Including. Where the word "including" or "includes" is used, it means including or includes "without limitation".

(e)	Material. Where the term "material" or "materially" is used, it shall be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole, or would prevent or significantly impede the purchase or sale of the Purchased Assets or the completion of the other transactions contemplated by this Agreement and the Transaction Documents.

(f)	No Strict Construction. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party proposing any such language.

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(g)	Statutory References. A reference to a statute includes all rules and regulations made pursuant to such statute and, unless expressly provided otherwise, the provisions of any statute, rule or regulation which amends, supplements or supersedes any such statute, rule or regulation.

(h)	Currency. Except where expressly provided otherwise herein, all amounts are stated and shall be paid in United States dollars.

(i)	Time Periods. Except where expressly provided otherwise herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the following Business Day if the last day of the period is not a Business Day.

(j)	Accounting Principles. In this Agreement, except to the extent otherwise expressly provided, references to "GAAP", means, the generally accepted accounting principles in the United States so prescribed, recommended or promulgated from time to time by the Financial Accounting Standards Board, which are applicable as at the date on which any calculation made hereunder is to be effective. Unless otherwise defined herein, all financial terminology contained in this Agreement shall be interpreted in a manner which is consistent with GAAP. Notwithstanding anything to the contrary contained herein, in the event of an inconsistency or conflict between GAAP and any other accounting principles, practices or methodologies, GAAP shall prevail and govern to the extent necessary to remedy such inconsistency or conflict.

(k)	Knowledge. All references to the term "Knowledge" in this Agreement and the Transaction Documents means collectively, the actual knowledge of FD9, CCI and De Vries (as applicable) together with the knowledge which any of them would have had if they had made inquiries and investigations into the relevant matter that a reasonably prudent officer or investor of a corporate entity would have made in similar circumstances.

1.2         Entire Agreement.

This Agreement and the Transaction Documents constitute the entire agreement between the Parties pertaining to the transactions contemplated by this Agreement and the Transaction Documents. There are no representations, warranties, covenants, agreements, conditions, indemnities or other provisions, whether oral or written, express or implied, collateral, statutory or otherwise, relating to the transactions contemplated by this Agreement and the Transaction Documents, except as expressly contained in this Agreement and the Transaction Documents and this Agreement and the Transaction Documents supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the Parties with respect to such subject matter.

1.3         Severability.

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which comes as near as possible to that of the invalid or unenforceable provisions that it replaces.

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1.4         Amendments; Waivers; Investigations.

Except as expressly provided otherwise herein, no amendment or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly provided otherwise herein. No investigation or waiver made by or on behalf of any Party shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party pursuant to this Agreement or any Transaction Document.

1.5         Governing Law.

This Agreement will be governed by and any dispute arising out of or relating to this Agreement will be resolved in accordance with the laws of the State of California, without giving effect to conflict of laws principles.

Article 2
ASSET PURCHASE, EQUITY PURCHASE AND INTEREST PURCHASE

2.1         Asset Purchase from CCI.

(a)	Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, CCI shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall acquire and purchase, free and clear of all Encumbrances, all right, title and interest in and to the Assets of CCI related to the CCI Business existing as of the Closing Date other than the Excluded Assets (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, the Purchased Assets are:

(i)	all of the Assets of CCI listed on Exhibit A to this Agreement existing on the Closing Date;

(ii)	all licenses and distributor agreements;

(iii)	all website domain names;

(iv)	all Tangible Personal Property used by CCI in carrying on the CCI Business and together with all rights as of the Closing Date under all representations, warranties and guarantees made by suppliers, manufacturers and contractors to the extent related thereto;

(v)	any and all inventory, packaging, marketing materials, adverting materials, signage product samples, or other property owned by CCI or CCI's clients but that is currently in CCI's possession;

(vi)	all right, title and interest of CCI in all Contracts which have been entered into by CCI in the ordinary course of the CCI Business, consistent with past practice, and which relate exclusively to the Purchased Assets, as set out in Schedule 4.16 to the CCI Disclosure Schedule (to the extent that such Contracts are assignable or transferable and subject to obtaining any necessary consents to such assignment or transfer) (collectively, the "Assumed Contracts");

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(vii)	all right, title and interest of CCI to all of CCI's Intellectual Property including LEBLOC, RARELOOK, and all Licensed Intellectual Property and Owned Intellectual Property to the extent used, in whole or in part, in connection with the CCI Business;

(viii)	all intangible property related to the CCI Business, including originals, and where such originals are not available, copies of all business and financial records (whether or not recorded on computer), including customer lists, prospect lists, business contacts, supplier lists, referral sources and all operating manuals, engineering standards and specifications and other information used or required to effectively conduct the CCI Business or operate the Purchased Assets or any of them;

(ix)	all authorizations from Governmental Authorities or other permits of CCI, to the extent transferrable;

(x)	all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities to the extent transferable to Buyer;

(xi)	all claims of CCI against third-parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(xii)	all rights of CCI to security deposits (whether real estate or personal property), claims for refunds (other than Tax refunds) and rights to offset in respect of such clients and/or customers of CCI, including all funds held for the benefit of or on behalf of any client or customer;

(xiii)	all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights in favor of CCI related to the Purchased Assets;

(xiv)	any telephone, fax or vendor/payee number or email address owned by CCI and used in the CCI Business;

(xv)	any interest in or ownership of any websites or domain names used or owned by CCI; and

(xvi)	the goodwill of the CCI Business together with the exclusive right to represent Buyer as carrying on the CCI Business as successor to CCI and the right to use the name "Coordinates Collection, Inc." or any variation thereof.

(b)	Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following Assets of CCI existing on the Closing Date (collectively, the "Excluded Assets") are excluded from the Purchased Assets and shall remain the property of CCI after the Closing:

(i)	all Retained Liabilities, which shall consist of 100% of the liabilities of CCI;

(ii)	all minute books, seals, equity record books and equity transfer records of CCI and Tax Returns and Tax records of CCI and the books and records of CCI;

(iii)	all personnel records and other records that CCI is required by law to retain in its possession;

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(iv)	all right, title or interest of CCI under any Contract, other than the Assumed Contracts;

(v)	all commissions, trade accounts payable and all trade debts payable by CCI in respect of the CCI Business;

(vi)	the right of CCI to claim for net refunds of income Taxes or gross receipts Taxes of CCI in excess of deficiencies for any period or with respect to any event, adjustment or occurrence prior to the Closing Date;

(vii)	prepaid Taxes, refunds of Taxes and Tax loss carry forwards including interest thereon or claims therefor for any period or portion thereof ending on or prior to the Closing Date;

(viii)	all insurance policies of the CCI to the extent not transferable;

(ix)	any refunds of insurance premiums with respect to any of CCI's insurance policies; and

(x)	all rights of CCI under this Agreement, including with respect to the Purchase Price.

(c)	Agreement to Assume Liabilities. Buyer shall assume as of the Closing Date and shall pay, discharge and perform all obligations to be performed by CCI after, and not on, the Closing Date under the Assumed Contracts assumed under the terms of the Assignment and Assumption Agreement, which by the terms and conditions thereof are to be paid, discharged or performed at any time after, and not on, the Closing Date (the "Assumed Liabilities").

(d)	No Assumption of Retained Liabilities. Buyer shall not be liable for, or assume, any other liabilities or obligations of CCI other than the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, and without limiting the foregoing, all of the following liabilities and obligations of CCI shall be considered "Retained Liabilities" for purposes of this Agreement:

(i)	All liabilities and debts on the CCI balance sheet and all amounts owed to any third party for any reason;

(ii)	any Liability or obligation relating to product Liability claims for products sold or services rendered by CCI;

(iii)	all environmental Liabilities of CCI under Applicable Laws;

(iv)	any Liability or obligation which arises prior to or after the Closing Time in respect of the present or former employees, non-employee directors or other service providers of CCI or the spouses, dependents or beneficiaries thereof;

(v)	any Liability or obligation of CCI to any of the CCI Management, members, directors, officers, managers or affiliates;

(vi)	all Liabilities of CCI and the ERISA Affiliates arising under, or with respect to, the Employee Plans;

(vii)	any Liability or obligation arising out of, or relating to, any Proceeding pending as of the Closing Date or any Proceeding commenced after the Closing Date to the extent arising out of, or relating to, any act or omission of CCI or any event, circumstance, condition occurring on or prior to the Closing Date;

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(viii)	any Liability or obligation arising out of or resulting from noncompliance by CCI with any Applicable Law or any Order occurring on or prior to the Closing Date;

(ix)	any Liability or obligation of CCI with respect to Taxes;

(x)	any Liability or obligation arising out of, or relating to, the Excluded Assets or the operations of the CCI Business on or prior to the Closing Date;

(xi)	any Liability or obligation under any Assumed Contract which arises after the Closing Date with respect to any breach or violation that occurred on or prior to the Closing Date;

(xii)	any Liability or obligation relating to or arising out of any Contracts of CCI other than the Assumed Contracts;

(xiii)	any Liability or obligation relating to, or resulting from, CCI Intellectual Property to the extent arising on or prior to the Closing Date;

(xiv)	any Liability or obligation based upon CCI's acts or omissions occurring after the Closing Date (other than those relating to Buyer's ownership of the Purchased Assets); and

(xv)	Governmental Charges for the period on or prior to the Closing Date; and

(xvi)	any Liability or obligation of CCI under this Agreement or any of the Transaction Documents contemplated hereby.

(e)	No Assumption of Liabilities for CCI Employees. CCI will continue to be responsible for and will discharge all obligations and Liabilities in respect of all employees of CCI up to and after the Closing Time. CCI shall pay out to each employee all accrued and outstanding vacation pay as of the Closing Date owing to such employee, and Buyer shall have no Liability whatsoever to any employees of CCI prior to or after the Closing Date.

(f)	Post-Closing Payments. All payments and reimbursements made by any third party in the name of or to CCI in connection with or arising out of the Purchased Assets (other than payments relating to Excluded Assets or Retained Liabilities), shall be held by CCI in trust for the benefit of Buyer and, promptly, and in any event within three (3) Business Days, after receipt by CCI of any such payment or reimbursement, CCI shall pay over to Buyer the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received in connection therewith.

(g)	Taxes.

(i)	CCI shall be responsible for and shall pay on Closing all Taxes payable in respect of the sale and transfer of the Purchased Assets to Buyer. CCI and FD9 shall be responsible for all tax implications of the Common Shares issued pursuant to this agreement.

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(ii)	CCI and Buyer each agree, upon reasonable request from the other party, to cooperate fully in connection with the preparation and filing of any documents or Tax Returns with any Governmental Authority, and to use their commercially reasonable efforts to obtain any document from any Governmental Authority or any other Person as may be necessary or commercially advisable to mitigate, reduce or eliminate any Tax that could be imposed.

(h)	Contracts. Prior the Closing, to the extent that specific assignments may be necessary or appropriate in respect of any of the Purchased Assets, and/or to the extent that any of the Purchased Assets are represented by certificates of title or other documents, then CCI will execute and deliver to Buyer any additional transfer documents, and shall endorse to and in the name of Buyer all certificates of title and other such documents, as may be necessary or appropriate and requested by Buyer to effect the full transfer to Buyer all of the Purchased Assets. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Assumed Contract if such assignment or transfer, or an attempt to make such an assignment or transfer, without the consent of a third party would constitute a material breach or materially affect adversely the rights of Buyer or CCI thereunder. To the extent that prior to the Closing Time, CCI has not obtained all necessary Consents required to assign or transfer any Assumed Contract to Buyer, CCI shall use its commercially best reasonable efforts to obtain such Consents as promptly as practicable thereafter. Until such Consents are obtained, CCI shall cooperate and shall cause its representatives to cooperate with Buyer in any arrangement designed to provide Buyer with the interests, rights and benefits of CCI under such Assumed Contract at no cost to Buyer in excess of the cost Buyer would have incurred, without modification to the terms of such Assumed Contract, if such Consent had been obtained. Nothing in this Section shall be deemed to constitute an agreement to exclude from the Purchased Assets any Assumed Contracts for which such Consents are not obtained; provided, however, that Buyer shall be responsible for, and shall promptly pay all reasonable costs and expenses of CCI to establish, implement, monitor, maintain, execute on, or carry into effect any such arrangement (including any reasonable costs and expenses incurred in connection with enforcing rights under any such Assumed Contract), which CCI shall not incur without Buyer’s prior written consent, to the same extent as if such Assumed Contract had been assigned or transferred at the Closing Time. The obligation of CCI to cooperate with Buyer set forth in this Section shall not require CCI to incur any expenses, liabilities or obligations or to provide any financial accommodation or to remain secondarily or contingently liable for any liabilities or obligations under any applicable Assumed Contract.

Article 3
PURCHASE PRICE AND PAYMENT

3.1         Purchase Price; Payment.

As consideration for the Asset Purchase (the consideration listed in Sections 3.1(a)-(d) shall be considered the “Purchase Price”):

(a)	Buyer shall cause and RGNP agrees to issue an aggregate of Seven Million (7,000,000) Common Shares, which shall be satisfied in the following amounts:

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(i)	6,000,000 Common Shares to CCI, or such Persons that CCI designates;

(ii)	1,000,000 Common Shares to ASKCO, which shall be considered consideration for the release of a debt owed to ASKCO by CCI;

(b)	RGNP shall make a cash payment of $500,000 to CCI, or a Person designated by CCI, upon RGNP completing a capital raise in a minimum amount of Five Million Dollars ($5,000,000) during the 2017 or 2018 calendar years.

(c)	Earn out. CCI shall receive Twenty Percent (20%) of gross profit (after cost of goods sold and direct sales, IT/web costs, marketing costs and the De Vries consulting fees are deducted from gross profit) of all sales of CCI and RGNP products sold via CCI sales channels for the 2017, 2018, 2019 and 2020 calendar years. The direct sales, marketing and IT/web costs and the De Vries consulting fees shall be capped at thirty percent (30%) of quarterly gross revenue generated from the sales of CCI and RGNP products sold via CCI sales channels. The CCI sales channels shall be defined as the CCI and Lebloc websites, existing wholesale relationships supported by a QuickBooks printout, and current international distributor agreements and international distribution agreements already in negotiation or anticipated to be executed within six months from Closing. CCI shall also receive Twenty Percent (20%) of gross profit (after cost of goods sold and direct sales, IT/web costs, marketing costs and the De Vries consulting fees are deducted from gross profit) for new business concept sales sold via CCI sales channels. The direct sales, marketing and IT/web costs and De Vries consulting fees shall be capped at thirty percent (30%) of quarterly gross revenue generated from new business concept sales sold via CCI sales channels. There shall be no minimum amount required to be paid to CCI, and RGNP makes no representations or warranties on any dollar amount for the 20% earn out payments. If the Purchased Assets are sold by Buyer or RGNP prior to December 31, 2020, all unpaid earn out amounts will be paid to CCI. Each quarterly earn out payment shall be made within seven (7) days of RGNP filings its Form 10-Q for such quarter. Prior to Closing, and as a condition to Closing, there must be an executed agreement between CCI and ASKCO for the distribution and payout of the earn out payments. Schedule 3.1(c) reflects various samples of the calculation of the Earn Out. If RGNP or Buyer are not able to pay an earn out payment or multiple earn out payments at the time each such payment is due, CCI may choose to 1) accrue the missed payment to be included with the next required earn out payment, or 2) convert the missed earn out payment into a convertible promissory note, or 3) convert the missed earn out payment into shares of RGNP common stock at the average of the five closing prices prior to the date on which the missed payment was due.

(d)	Each of CCI, Buyer and FD9 agree that this transaction is intended to qualify under Section 368(a)(1)(C) of the Internal Revenue Code as a tax free transaction, and each Party agrees to execute and deliver such documents as may be reasonably requested by another Party to effectuate such intent

3.2         Consulting Agreement. As part of the transaction contemplated by this Agreement, Buyer shall execute a consulting agreement with De Vries. Such consulting agreement shall have an initial term of three years, and De Vries shall have the title of “Founder” of the CCI business.

3.3         Location and Time of the Closing.

The Closing shall take place electronically at 11:59 p.m., EST, on the Closing Date, or such other time on the Closing Date as may be agreed upon in writing between Buyer and CCI (the "Closing Time").

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3.4         Allocation of Purchase Price.

Each of CCI, Buyer and FD9 in filing their respective Tax Returns, shall allocate the Purchase Price, among the Purchased Assets in a manner consistent with the methodology set forth in Exhibit B. CCI Buyer and FD9 agree that the values so attributed to the Purchased Assets are the respective fair market values thereof, and each Party shall file in mutually agreeable form all returns and elections required or desirable under Applicable Laws in a manner consistent with the foregoing allocations.

3.5         Right of First Refusal. If RGNP or Buyer shall choose to sell any Assets related to the CCI Business, including the Purchased Assets, and/or should discontinue the operation of the CCI Business, CCI and FD9 shall have a first right of refusal to purchase such Assets from Buyer at fair market value. CCI shall have a period of thirty days to elect to purchase the Assets related to the CCI Business, including the Purchased Assets. If CCI or FD9 do not exercise its right to purchase such Assets during the thirty day notice period, Buyer and/or RGNP shall have the right to sell such Assets.

3.6         Withholding Taxes.

Notwithstanding any other provision in this Agreement, Buyer and RGNP, as applicable, shall have the right to deduct and withhold Taxes from any payment to be made under this Agreement and any Transaction Documents if such withholding is required by any Applicable Laws and to collect all necessary Tax forms from CCI. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement and any Transaction Document as having been delivered and paid to CCI.

Article 4
due diligence

4.1         Acknowledgements of Purchaser.

Purchaser acknowledges that:

a)	it has performed a due diligence investigation into the Purchased Assets, with the assistance of professional consultants;
b)	the due diligence investigation has been performed to the satisfaction of the Buyer as regards form, extent and depth;
c)	none of the findings of the due diligence investigation or any information provided within the framework of that investigation has caused the Buyer to refrain from entering into this Agreement on the terms and conditions as stated herein;
d)	it has had ample opportunity to investigate the information provided by CCI, and:
e)	it has been granted access to buildings, accounts and documents related to the Purchased Assets;
f)	it has been given an opportunity to ask questions to CCI and/or CCI Management on all issues which Buyer has deemed relevant in respect of (the entering into) this Agreement and that, in the Buyer’s opinion, these questions have been answered satisfactorily; and
g)	it has been able to discuss all matters which it deems relevant in respect of the Transaction.

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All information provided by CCI to the Buyer within the framework of the due diligence investigation, is accurate and no action was taken by Seller to hide or alter any information related to the Purchased Assets or the due diligence investigation. All information provided shall be considered disclosed. Consequently, without prejudice to any other provisions of this Agreement, (a) there will be no Claim and (b) the Seller will not be liable for any matter causing a Claim, insofar as the Buyer was or should have been aware of a Claim on the Closing Date.

Article 5
REPRESENTATIONS AND WARRANTIES OF
CCI AND CCI MANAGEMENT

CCI and the CCI Management represent and warrant, on a joint and several basis, to Buyer as follows and acknowledges that Buyer is relying upon the representations and warranties set forth below in connection with its purchase of the Purchased Assets.

5.1         Incorporation and Authority.

CCI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. CCI has all requisite power and authority to own or lease and operate its properties and assets and to carry on the provision of its services.

5.2         Power and Capacity.

(a)	CCI has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)	CCI and each CCI Shareholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.

(c)	This Agreement has been duly authorized, executed and delivered by CCI and each of the CCI Management and constitutes the valid and binding agreement of CCI and each of the CCI Management and is enforceable against CCI and each of the CCI Management in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)).

5.3         Conflicts; Consents.

The execution and delivery by CCI and the CCI Management of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents will not:

(a)	violate any provision of the Organizational Documents of CCI;

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(b)	result in the creation of any Encumbrance upon the provision of any of CCI's services, the Purchased Assets, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Contract to which CCI is a party or by which the Purchased Assets are bound or affected;

(c)	result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or Order applicable to CCI, the provision of any of CCI's services or the Purchased Assets. There is no pending or, to CCI's Knowledge, threatened Proceeding against CCI or any CCI Shareholder before any Governmental Authority, to restrain or prevent the consummation of the transactions contemplated under this Agreement and the Transaction Documents or that might affect the right of Buyer to own and control the Purchased Assets; and

(d)	violate the UCC lien filings on the assets of CCI; and

(e)	contravene any Applicable Law.

5.4         Properties and Assets.

CCI is the owner of the Purchased Assets (other than Purchased Assets that are leased or licensed) with good and marketable title thereto, free of all Encumbrances (including from Taxes, other than Taxes not yet due and payable). No CCI Shareholder has any registered or beneficial interest in the Purchased Assets. Other than the UCC filings on the Purchased Assets, filed in the state of Delaware, there are no agreements or restrictions which in any way limit or restrict the transfer to Buyer of any of the Purchased Assets. Upon Buyer's payment of the Purchase Price, Buyer will own good, valid and marketable title to the Purchased Assets, free and clear of any and all Encumbrances and good and valid title to the Purchased Assets, free and clear of any and all Encumbrances, will pass to Buyer. Buyer shall not be liable in any way for any action taken with respect to the UCC lien on the Purchased Assets, and it shall be the Sellers’ sole responsibility to discharge all UCC liens on the Purchased Assets. The Purchased Assets and the Assumed Contracts include all Tangible Personal Property and intangible Assets, Contracts and rights used by CCI in the operation of the CCI Business in accordance with the past practice of CCI.

5.5         Compliance with Laws.

CCI is not now, and has never been in violation of any provision of any Applicable Law or order applicable to CCI related to the Purchased Assets. CCI has not directly or indirectly made any payment of funds to any person, or received or retained any funds from any person in violation of any Applicable Law related to the Purchased Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by CCI of, or a failure on the part of CCI to comply with, any Applicable Law in connection with the Purchased Assets. Neither CCI nor any of the CCI Management has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law in connection with the Purchased Assets or any actual, alleged, possible or potential proceeding or obligation on the part of CCI or any of the CCI Management to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the Purchased Assets.

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5.6         Consents and Approvals.

No authorization, consent or approval of, or filing with or notice to, any Governmental Authority or other Person is required by CCI or any of the CCI Management in connection with the execution, delivery or performance of this Agreement and the Transaction Documents or the completion of the transactions contemplated by this Agreement and the Transaction Documents. The transfer of the Purchased Assets will not violate any terms of the UCC lien filings related to the Purchased Assets.

5.7         Licenses, Permits, Orders and Authorizations.

No licenses, approvals, consents, ratifications, waivers, notices, registrations, qualifications, designations, filings, franchises, authorizations, security clearances and other permits of, to, from or with, any Governmental Authority are required under Applicable Laws to permit CCI to own, operate, use and maintain the Purchased Assets in the manner in which they are now operated and maintained and to conduct the CCI Business.

5.8         Financial Statements.

The CCI Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly, completely and accurately present the financial position of the CCI Business and the results of its operations as of the dates and throughout the periods indicated. The CCI Financial Statements are true, correct and complete in all respects and fairly present the financial position, Assets and Liabilities, results of operations of CCI as of the dates thereof and for the periods covered thereby. The CCI Financial Statements relate solely to the condition and results of CCI, and not any activity of any of the CCI Management, except for amounts recorded as distributions to the CCI Management.

5.9         No Undisclosed Liabilities.

CCI does not have any Liability related to the Purchased Assets (and there is no basis for any present or future Proceeding giving rise to any Liability), except for: (a) Liabilities set forth in the CCI Financial Statements) and (b) Liabilities that have arisen after the most recent fiscal month end in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Contract, breach of warranty, tort, infringement, or violation of law). CCI has no Indebtedness related to the Purchased Assets and has not provided any Guarantee for any Indebtedness related to the Purchased Assets. It is understood by CCI and FD9 that Buyer and RGNP are not assuming any liabilities of CCI, and Buyer and RGNP shall not be responsible or liable for the lien on the Purchased Assets, which shall be discharged by Seller prior to Closing.

5.10         Tax Matters.

(a)	CCI has timely filed all Tax Returns required CCI under all Applicable Laws pertaining to Taxes and to which CCI is subject and all such Tax Returns are accurate and complete in all respects.

(b)	CCI has have timely paid all Taxes in respect of the CCI Business and the Purchased Assets which are capable of forming or resulting in an Encumbrance on the Purchased Assets or of becoming a Liability or obligation of Buyer.

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(c)	Any and all Liabilities of CCI for Taxes attributable to taxable years ending on or before the Closing Date, whether or not due as of the Closing Date, have been accrued as Liabilities on the CCI Financial Statements and shall be the responsibility of CCI (and/or the CCI Management) and there are no Taxes outstanding as of the Closing Date.

(d)	No examination or audit of any Tax Return of CCI is in progress. All deficiencies proposed as a result of any examination or audit of any Tax Return filed by CCI has been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited.

(e)	There are no Proceedings pending against CCI in respect of any Taxes in respect of the CCI Business or the Purchased Assets, nor has any such event been asserted or threatened against CCI.

(f)	There are no Encumbrances related to Taxes outstanding against any of the Purchased Assets other than for Taxes not yet due and payable.

5.11         Litigation.

There is no Proceeding against or involving CCI (whether in progress or threatened) and no Proceeding has ever been commenced against CCI related to any Purchased Asset. No event has occurred which might give rise to any Proceeding and there is no Order of any Governmental Authority related to any Purchased Asset to which CCI is subject.

5.12         Corrupt Practices.

Neither CCI nor, to the Knowledge of CCI, any officer, director, employee, advisor or agent of CCI, has made any payment, directly or indirectly, on behalf of or to the benefit of CCI, in violation of any Applicable Laws prohibiting the payment of undisclosed commissions or bonuses or the making of bribe or incentive payments or other arrangements of a similar nature with respect to the conduct of the CCI Business, including the Foreign Corrupt Practices Act (U.S.), and CCI has instituted and maintains policies and procedures designed to ensure continued compliance with such Applicable Laws.

5.13         Absence of Certain Changes or Events.

Since incorporation, CCI has conducted the CCI Business only in the ordinary course of business, consistent with past practice and, without limiting the generality of the foregoing, since incorporation: (a) the CCI Business has not incurred or suffered a Material Adverse Change and no fact or condition has occurred or exists or is contemplated or threatened which might reasonably be expected to result in any such Material Adverse Change as it relates to the Purchased Assets; and (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of any of the Purchased Assets.

5.14         Contracts.

Correct and complete copies of all written Contracts related to the Purchased Assets are disclosed in Schedule 4.16 to the CCI Disclosure Schedule. The Contracts disclosed in Schedule 4.16 to the CCI Disclosure Schedule represent all of the Assigned Contracts and each such Contract is a legal and valid obligation of CCI and;

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(a)	each other Person party thereto, binding and enforceable against CCI and, each other Person party thereto, in accordance with its terms;

(b)	no such Contract has been terminated and neither CCI, nor, any other Person is in breach or default thereunder, no event has occurred that with notice or lapse of time, or both, would constitute a breach or default, or permit termination, modification in any manner adverse to CCI, or acceleration thereunder;

(c)	no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any such Contract except as expressly set forth in such Contract;

(d)	no party to any Assumed Contract intends to cancel, terminate or exercise any option under any Assumed Contract; and

(e)	CCI has not made any prior assignment of any Assumed Contract or any of its rights or obligations thereunder.

5.15         No Default.

CCI is not in violation or breach of, or default under, and there exists no event, condition or occurrence which, with notice or passage of time or both, would constitute a default under, or give rise to any termination rights under, any provision of an Assumed Contract, license, concession, franchise, permit or grant with respect to the Purchased Assets.

5.16         Insurance.

CCI has not and has never held any insurance policies in respect of the Purchased Assets or the CCI Business.

5.17         Employee Plans; ERISA.

CCI currently does not and never has established an Employee Plan of any kind. CCI does not have any Liability with respect to any Person under Title IV of ERISA.

5.18         Employees.

CCI has 5 employees as of the date of this Agreement, and details of all employment agreements are provided in Schedule 4.20 to the CCI Disclosure Schedule.

5.19         Employment Matters.

CCI:

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(a)	is not a party to or bound by any oral or written Contract or policy for the employment or retainer of any individual, including any Contract with directors, officers, employees, independent contractors or agents;

(b)	is not a party to or bound by any oral or written Contract or policy providing for severance, termination, retention, change of control or similar payments;

(c)	does not employ any employees in the CCI Business who are bound by a written Contract that includes a post-employment covenant not to compete against the CCI Business, solicit customers of the CCI Business or solicit employees of the CCI Business;

(d)	is not a party to or bound by any collective bargaining agreement, collective labor agreement or other Contract with or commitment to any trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent, employee association or other organization or body with which any of its employees are involved (collectively, "labor representatives") and no labor representatives hold bargaining rights with respect to any employees of the CCI; and there are no current or, to the Knowledge of CCI, threatened attempts to organize or establish any bargaining rights for any labor representatives with respect to CCI;

(e)	since the date of its incorporation, has not had any complaint, grievance, claim, work order or investigation filed, made or commenced against it pursuant to any Applicable Laws;

(f)	is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to employment or termination of employment of employees or independent contractors employed or engaged in the CCI Business;

(g)	is not the subject of any ongoing or current Proceedings regarding employment matters; and

(h)	is not aware of any circumstance that could give rise to any claim by a current or former employee of CCI for compensation on termination of employment.

5.20         Consultants.

Schedule 4.22 to the CCI Disclosure Letter contains a complete and accurate list of the names of all consultants, contactors, including independent sales agents CCI engaged in the CCI Business, whether the consultant is providing services pursuant to an oral or written Contract or policy for the or retainer for services of any Person.

5.21         Non-Arm's Length Transactions.

(a)	Except for usual compensation paid in the ordinary course of business, consistent with past practice, CCI has not made any payment or loan to, or borrowed any monies from or is otherwise indebted to any employee or any Person not dealing at arm's length with, or any affiliate of, any employee.

(b)	Except for contracts of employment, CCI is not a party to any Contract with any employee or with any Person not dealing at arm's length with, or any affiliate of, any employee.

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(c)	CCI is not a party to any Contract with any CCI Shareholder, nor any Person not dealing at arm's length with CCI.

5.22         Owned Real Property.

CCI currently leases an office space located at 1933 S. Broadway Street, Los Angeles, CA 90007. Buyer shall sublease the office space from CCI for a period of eighteen (18) months, which may be terminated by either party with ninety (90) days written notice. CCI shall ensure that it will not be a violation of the CCI lease to sublease the premises to Buyer. CCI shall take all necessary action to ensure that the sublease will be accepted by the landlord and will not violate the terms of the CCI lease.

5.23         Intellectual Property.

(a)	Except for Licensed Intellectual Property, all Intellectual Property used, in whole or in part by CCI in connection with the CCI Business is Owned Intellectual Property.

(b)	Schedule 4.25(b) to the CCI Disclosure Schedule lists all Owned Intellectual Property that consist of trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights and industrial designs, the offices (if any) in which the same is registered (being the only offices where such registration is necessary to preserve the right thereto); and the applicable expiry dates of any registration.

(c)	Schedule 4.25(c) to the CCI Disclosure Schedule lists all Licensed Intellectual Property.

(d)	All Owned Intellectual Property is owned by CCI free and clear of Encumbrances, covenants, conditions, options to purchase and restrictions or other adverse claims or interests of any kind or nature.

(e)	To the extent that any Intellectual Property used by, or developed on behalf of, CCI for use in connection with the CCI Business was created by an employee of, or independent contractor or consultant to, CCI, such Persons have each irrevocably assigned to CCI in writing all rights to such Intellectual Property; CCI has not received any notice or claim challenging ownership of or rights by CCI to such Intellectual Property or suggesting that such Person has any claim of legal or beneficial ownership or other claim or interest with respect thereto nor, is there a reasonable basis for such a claim.

(f)	All current and former directors, officers, employees, consultants and independent contractors of CCI have entered into enforceable confidentiality agreements with CCI in form adequate to protect the Owned Intellectual Property.

(g)	All rights to the Owned Intellectual Property or Licensed Intellectual Property are valid and enforceable. CCI has not received any notice or claim challenging or questioning the validity or enforceability of any Owned Intellectual Property or Licensed Intellectual Property. There is no Proceeding which is ongoing or, alleged (including any opposition, re-examination or protest) which might result in the Owned Intellectual Property being invalidated, revoked or the subject of a compulsory license. To the Knowledge of CCI, there is no Proceeding which is ongoing or alleged (including any opposition, re-examination or protest) which might result in the Licensed Intellectual Property being invalidated or revoked or the subject of a compulsory license.

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(h)	In the case of Licensed Intellectual Property, CCI has entered into valid and enforceable written agreements (the "License Agreements") pursuant to which CCI has been granted all licenses to develop manufacture, import, export, use, reproduce, sub-license, sell, offer for sale, or otherwise exploit the Licensed Intellectual Property to the extent required to operate all aspects of the CCI Business. All License Agreements are in full force and effect and neither CCI nor any licensor is in default of its obligations thereunder. Correct and complete copies of all License Agreements have been made available to Buyer.

(i)	All fees payable in respect of the maintenance of Owned Intellectual Property have been paid and all registrations and applications for registration of any Owned Intellectual Property are in good standing; CCI has prosecuted, and is prosecuting, such applications diligently. All fees payable in respect of the maintenance of the Licensed Intellectual Property have been paid and all registrations and applications for registration of any Licensed Intellectual Property are in good standing and, to the Knowledge of CCI, the licensors of the Licensed Intellectual Property have prosecuted, and are prosecuting, such applications diligently.

(j)	To the Knowledge of CCI, the conduct of the CCI Business does not infringe any other Person's rights to Intellectual Property. CCI is not or has not been a party to Proceeding nor, to the Knowledge of CCI has any Proceeding been threatened, that alleges that the conduct of the CCI Business infringes any other Person's rights to the Owned Intellectual Property or the Licensed Intellectual Property. To the Knowledge of CCI, no Person has infringed or is infringing the right of CCI in or to any Owned Intellectual Property or Licensed Intellectual Property.

(k)	CCI is not a party to any agreement involving the grant by CCI to any Person of any right to the Owned Intellectual Property.

(l)	Since its incorporation, CCI has d/b/a or operated only under the trade name “Coordinates Collection, Inc."

5.24         Computer Systems.

Schedule 4.26 to the CCI Disclosure Schedule sets out an accurate and complete list of all:

(a)	machinery, equipment, parts and accessories that is or includes computer or communications hardware owned or operated by or on behalf of CCI in connection with the CCI Business (the "Computer Systems Hardware");

(b)	Intellectual Property that is computer software (including, where applicable, documentation, source code and back-ups) owned or used by or on behalf of CCI in connection with the CCI Business, whether stored on or off-site (the "Computer Systems Software");

(c)	machinery and equipment which incorporates or relies upon Computer Systems Hardware or Computer Systems Software (the "Computer Dependent Equipment");

(d)	permits, licences, approvals, consents, authorizations, registrations, certificates and franchises (including applicable expiry dates) relating to Computer Systems Hardware, Computer Systems Software and Computer Dependent Equipment; and

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(e)	Contracts relating to Computer Systems Hardware, Computer Systems Software and Computer Dependent Equipment, including, all relevant maintenance, extended warranty, software escrow, network service, service bureau, outsourcing and on-line service agreements and arrangements (the "Computer Systems Contracts").

(f)	the original media for any Computer Systems Software purchased by CCI, together with proofs of purchase, are available to facilitate upgrades. All Computer Systems Hardware and Computer Dependent Equipment has been installed and operated at all times in accordance with applicable manufacturers' or suppliers' maintenance or warranty requirements.

5.25         Sufficiency of Purchased Assets.

The Purchased Assets are sufficient to carry on the CCI Business, consistent with past practice and, except for Excluded Assets, constitute all of the Assets owned or used by CCI in conducting the CCI Business. Following Closing, Buyer will have ownership, possession or use of all or substantially all of the Assets that can reasonably be regarded as being necessary for Buyer to be able to carry on the CCI Business.

5.26         Assets in Good Condition.

All the physical Assets comprising the Purchased Assets are in good operating condition and in a state of good maintenance and repair having regard to the use to which the Assets are put and the age thereof. There are no facts or conditions affecting the Purchased Assets which could interfere in any respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated.

5.27         Inventory; Product Warranties and Claims.

(a)	Except as disclosed in Schedule 4.29(a) to the CCI Disclosure Schedule, CCI has no inventory, finished goods, work in process or raw materials.

(b)	CCI has not given any written or oral product warranty, express or implied, and no product warranty or product liability claim (or claim in the nature thereof) against CCI in respect of the products manufactured or sold in respect of the CCI Business has been made or, threatened, since CCI's incorporation, nor do facts or circumstances exist that could reasonably be expected to result in any such claim. CCI has not made a product warranty or liability claim (or claim in the nature thereof) against any supplier thereto in respect of the products manufactured or sold in respect of the CCI Business since CCI's incorporation.

5.28         Environmental Matters.

(a)	CCI has not emitted, discharged, deposited or released or caused or permitted to be emitted, discharged, deposited or released, any Hazardous Materials on, from, under or to any premises or area owned, leased or utilized by CCI, or in connection with the operation of the CCI Business, except in compliance with Applicable Laws;

(b)	There has been no exposure of any Person or property to Hazardous Materials generated by or in connection with the operation of the CCI Business by CCI that could reasonably be expected to form the basis for a claim for injuries, damages or compensation; and
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(c)	CCI has not permitted any premises or area owned, leased or utilized by CCI to be used for the disposal of any Hazardous Material.

5.29         Privacy Laws.

CCI is in material compliance with all Applicable Laws in respect of: (a) the collection, use and storage by CCI of Personal Information in the course of the CCI Business; and (b) the disclosure or transfer to third parties by CCI of Personal Information in the course of the CCI Business.

5.30         Clients and Customers.

There has not been any Material Adverse Change and, there are no facts disclosed by a current vendor, subcontractor, supplier or customer to CCI which could reasonably be expected to result in a Material Adverse Change, in the business relationship of CCI with any current customer or client or supplier. CCI has not received any oral or written notice that:

(a)	any current customer or client:

(i)	intends to terminate, fail to renew or seek any material adverse modification of its existing business arrangements with CCI;

(ii)	has ceased to purchase goods and services from CCI;

(iii)	has substantially reduced, or will substantially reduce, its purchase of goods and services from CCI;

(iv)	has a material dispute with CCI; or

(b)	any current supplier:

(i)	has sought, or is seeking, to substantially increase the price it charges CCI for equipment, supplies or other goods and services;

(ii)	will not sell equipment, supplies or other goods and services to Buyer at any time after the Closing Date on terms and conditions similar to those used in current sales to CCI, subject to general and customary price increases; or

(iii)	has a dispute with CCI.

5.31         Trade Programs.

There are no previous, current or planned programs, practices or arrangements that relate to trade discounts, rebates, marketing, advertising or other promotional allowances, promotional sales or coupons granted by CCI to the customers of the CCI Business or other programs that affect or will affect the collectability or value of current or future Accounts Receivable in respect of the CCI Business.

5.32         Books of Account.

The books and records of CCI maintained in respect of the CCI Business and the Purchased Assets accurately record all financial transactions in respect of the CCI Business.

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5.33         Brokers' Fees.

No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders' fee or other commission or payment in connection with the transactions contemplated by this Agreement based on arrangements made by CCI.

5.34         Bulk Sales Act.

CCI and CCI Management shall, prior to closing, provide Buyer with an affidavit outlining all of CCI’s secured and unsecured creditors, and shall take all actions, including filing such affidavit with such government department or court as is necessary to perfect such affidavit. CCI and CCI Management understand and agree that Buyer and RGNP shall not be liable to any creditors of CCI, and shall not be held responsible or liable for any action by any CCI creditors who obtain a declaration that the sale of the Purchased Assets was invalid, or for any CCI creditors who attempt, or actually take possession of any of the Purchased Assets.

5.35         Material Facts Disclosed.

Neither this Agreement, the Transaction Documents, nor any Schedule or Exhibit attached hereto furnished to Buyer by CCI contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to CCI as follows and acknowledges that CCI is relying upon the representations and warranties set forth below in connection with the sale of the Purchased Assets.

6.1         Incorporation and Authority.

Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own or lease and operate its properties and Assets and to carry on the provision of their services.

6.2         Power and Capacity.

(a)	Buyer has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

(b)	Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.

(c)	This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer and is enforceable against Buyer in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

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6.3         Conflicts; Consents.

The execution and delivery by Buyer of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents does not and will not:

(a)	violate any provision of the Organizational Documents of Buyer;

(b)	result in the creation of any Encumbrance upon the provision of any of Buyer's services, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Contract to which Buyer is a party;

(c)	result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or order applicable to Buyer and the provision of any of Buyer's services; and

(d)	contravene any Applicable Law.

6.4         Solvency.

Buyer is not now insolvent and will not be rendered insolvent by any of the transactions contemplated under this Agreement and the Transaction Documents. As used in this section, "insolvent" means that the sum of the Liabilities of Buyer, as applicable, exceeds the present fair saleable value of Buyer's. Immediately after giving effect to the consummation of the transactions contemplated under this Agreement and the Transaction Documents: (a) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (b) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; and (c) Buyer will have Assets (calculated at fair market value) that exceed its Liabilities.

Article 7
REPRESENTATIONS AND WARRANTIES OF RGNP

7.1         Incorporation and Authority.

RGNP is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. RGNP has all requisite power and authority to own or lease and operate its properties and Assets and to carry on the provision of their services.

7.2         Power and Capacity.

(a)	RGNP has the corporate power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents.

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(b)	RGNP has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party.

(c)	This Agreement has been duly authorized, executed and delivered by RGNP and constitutes the valid and binding agreement of RGNP and is enforceable against RGNP in accordance with its terms (except as the enforcement of such obligations may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium and other Applicable Laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

7.3         Conflicts; Consents.

The execution and delivery by RGNP of this Agreement and the Transaction Documents does not, and the consummation of the transactions associated with this Agreement and the Transaction Documents does not and will not:

(a)	violate any provision of the Organizational Documents of RGNP;

(b)	result in the creation of any Encumbrance upon the provision of any of RGNP's services, nor will it conflict with or result in a breach of, require a Consent, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any Person the right to terminate, accelerate or modify any obligation or benefit under, any Contract to which RGNP is a party;

(c)	result in a violation of, or require the Consent, other action by, or registration, declaration or filing with or notice to, any Governmental Authority under any Applicable Law or order applicable to RGNP and the provision of any of RGNP's services; and

(d)	contravene any Applicable Law.

7.4         Authorized Capital

The authorized capital of the RGNP consists of 150,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, of which 35,723,000 shares of Common Stock and 0 shares of Preferred Stock are issued and outstanding.

7.5         Valid Issuance of Securities.

The Common Shares comprising the Purchase Price that are being issued to CCI and ASKCO hereunder when issued and delivered in accordance with the terms hereof for consideration in accordance with the terms hereof will be duly and validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer in the Organizational Documents, and applicable securities laws and regulations.

7.6         Tax Matters.

RGNP has timely filed all Tax Returns required under all Applicable Laws pertaining to Taxes and to which RGNP is subject. RGNP has timely paid all Taxes required by Applicable Laws to be paid, whether or not shown on any Tax Return. All such Tax Returns are accurate and complete. No examination or audit of any Tax Return of RGNP is in progress.

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7.7         Undisclosed Liabilities.

RGNP nor any of its subsidiaries has any Liability (and there is no basis for any present or future Proceeding against any of them giving rise to any Liability), except for (a) Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (b) Liabilities that have arisen after the most recent fiscal month end in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

7.8         Solvency.

RGNP is not now insolvent and will not be rendered insolvent by any of the transactions contemplated under this Agreement and the Transaction Documents. The value of the Purchase Price is reasonably equivalent to the value of such portion of the Purchased Assets.

Article 8
non-competition and non-solicitation

8.1         Non-Competition.

(a)	De Vries covenants and agrees that he shall not, and shall cause his affiliates not to, directly or indirectly, in any manner whatsoever, without the prior written consent of the Buyer, at any time from the date hereof until the later of: the second anniversary date following the date De Vries ceases to be a consultant to the Buyer (the "Non-Competition Period") carry on or be engaged in any business which competes with the CCI Business within the United States (collectively, the "Territory") or:

(i)	be employed by, retained by, engaged by (whether as a consultant, agent or otherwise);

(ii)	have any financial or other interest (including an interest by way of royalty or other compensation arrangement) in; or

(iii)	lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by;

any Person engaged in or concerned with or interested in any business that competes with the CCI Business within the Territory.

(b)	This Section 8.1 shall not prevent De Vries or any of his respective affiliates from holding any equity of FD9, and/or, in aggregate, up to 9.9% of the equity, voting rights or debt of any corporation, partnership or other Person which carries on a business which competes with the CCI, RGNP or Buyer Businesses.

(c)	De Vries confirms that all restrictions in this Section 7.1 are reasonable and valid and waives all defenses to the strict enforcement thereof.

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8.2         Non-Solicitation.

(a)	De Vries covenants and agrees that he shall not, and shall cause his affiliates not to, directly or indirectly, in any manner whatsoever, without the prior written consent of Buyer, at any time during the Non-Competition Period in the Territory:

(i)	contact, solicit, entice, or induce, or endeavor to contact, solicit, entice, or induce any employee of, or independent contractor retained by, Buyer to leave his or her employment or retainer, whether or not such individual would breach his or her contract of employment by doing so;

(ii)	employ or attempt to employ or assist any Person to employ any employee of Buyer or retain any independent contractor retained by Buyer;

(iii)	solicit, endeavor to solicit, canvass, or interfere with Buyer's relationships with any Person for the purposes of soliciting any business that is competitive with the CCI Business in the Territory that:

(A)	is or was a client or customer of Buyer as of the date De Vries ceases consulting services to the Buyer; or

(B)	has been pursued as a prospective client or customer by or on behalf of Buyer at any time during the twenty-four (24) months prior to the date De Vries ceases consulting services to Buyer; or

(iv)	provide services to or accept business from any Person who:

(A)	is or was a client or customer of Buyer as of the date De Vries ceases employment or consulting services to Buyer; or

(B)	has been pursued as a prospective client or customer by or on behalf of Buyer at any time during the twenty-four (24) months prior to the date De Vries ceases consulting services to the Buyer,

if such services or business is competitive with the CCI Business in the Territory.

(b)	De Vries hereby acknowledges and confirms that all restrictions in this Section 7.2 are reasonable and valid and waives all defenses to the strict enforcement thereof.

8.3         Acknowledgements.

De Vries acknowledges and agrees that:

(a)	this Article is an integral part of the Agreement under which he is receiving significant benefit and that Buyer is relying on the acknowledgements given in this Article by De Vries;

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(b)	the covenants contained herein are intended to ensure that Buyer receives the full benefit of the goodwill of CCI including, without limitation, CCI's relationships with its clients, customers, service providers and suppliers;

(c)	breach of any provision of this Article may cause serious harm to Buyer;

(d)	by imposing the restrictions described in Sections 7.1 and 7.2, Buyer is acting reasonably to protect its business interests in the area in which it operates to solidify its business relationships with its clients, customers and employees;

(e)	that by imposing the restrictions described in Sections 7.1 and 7.2, Buyer is not imposing any terms or requirements that would, alone or in the aggregate, prevent De Vries from earning a livelihood following his departure from CCI, regardless of the reason for his departure; and

(f)	therefore, the restrictions described in Sections 7.1 and 7.2 are reasonable and valid and a breach thereof will cause irreparable harm and De Vries waives all defenses to the strict enforcement thereof.

8.4         Enforcement.

(a)	Restrictions Reasonable. In addition to the acknowledgements of De Vries set out in Section 7.3, De Vries hereby acknowledges that the time, scope, geographic area and other provisions of this Article have been specifically negotiated by sophisticated commercial parties with independent legal advice and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by the Agreement, are given as an integral and essential part of the transactions contemplated by the Agreement and are necessary in order to protect Buyer.

(b)	Invalidity of Duration or Scope. If any of the restrictions contained in this Article are determined by any court of competent jurisdiction to be invalid or unenforceable in any particular area or jurisdiction, or to be enforceable in such area or jurisdiction only if modified in duration or scope, the Parties hereto agree that:

(i)	this Article shall be automatically amended and modified in duration and/or scope, without any further action by any of the parties hereto, so as to provide the maximum duration and/or scope enforceable in accordance with Applicable Laws;

(ii)	the reviewing court is authorized and empowered to rewrite any such unenforceable provision in a manner which will result in such restriction being enforceable, and

(iii)	the terms and provisions of this Article shall remain in full force and effect, as originally written, in all other areas and jurisdictions.

(c)	Remedies. Upon breach by De Vries or any of his affiliates, of any provision of this Article:

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(i)	Buyer shall be entitled to injunctive relief, both preliminarily and permanently against De Vries and his affiliates, since the parties hereto acknowledge and agree that any other remedy would be inadequate and insufficient; and

(ii)	Buyer shall be entitled to all such other available equitable and legal remedies.

Article 9

HOLDBACK AND ESCROW

9.1         Holdback Agreement

If requested by the Buyer or RGNP and the managing underwriter of any public offering transaction, each recipient of the RGNP Common Shares pursuant to this Agreement agrees not to effect any public sale or distribution of Common Shares without the prior written consent of the Corporation or such managing underwriter for such period of time as may be requested by the Corporation and such managing underwriter. Each recipient of the RGNP Common Shares pursuant to this Agreement shall sign any necessary escrow agreement or other such agreement, document or instrument necessary to reflect such restriction of any sale or distribution of Common Shares.

9.2         Confidentiality of Notices

Any Shareholder receiving any written notice from the Buyer or RGNP regarding any public offering by RGNP will treat that information confidentially and will not disclose it to any Person other than as necessary to exercise its rights under this Agreement.

Article 10
CLOSING DELIVERIES AND CONDITIONS

10.1         Closing Deliveries from CCI to Buyer.

On or prior to the Closing Time, CCI will duly execute, if applicable, and deliver to Buyer:

(a)	Consents and Orders. Evidence that CCI has, at CCI's expense and without cost or other adverse consequence to Buyer, sent all notices, made all filings and obtained all Consents and Orders required to be sent, made and obtained by CCI in connection with the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder; provided, that, it shall not be a condition to Closing that CCI obtain any Consents with respect to any Assumed Contracts that qualify under Section 2.1(h).

(b)	Delivery of Agreements. On or prior to the Closing Time, the following agreements shall have been delivered to Buyer, in form and substance satisfactory to Buyer:

(i)	a certificate of status for CCI issued as of the Closing Date by the applicable Governmental Authority;

(ii)	copies of resolutions of each of the CCI directors, managers, managing members or the CCI Management, as applicable, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder;

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(iii)	the CCI Disclosure Schedule;

(iv)	CCI IP Assignment Agreements duly executed by CCI;

(v)	the Bill of Sale;

(vi)	Assignment and Assumption Agreement;

(vii)	An affidavit filed with the proper government department detailing the secured and unsecured creditors of CCI;

(viii)	such other bills of sale, assignments, deeds, certificates of title, documents and other instruments of transfer and conveyance as may be reasonably requested by Buyer, each in form and substance satisfactory to Buyer, dated the Closing Date and duly executed by CCI;

(ix)	any other assurances, agreement, documents and instruments as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement and the Transaction Documents.

(c)	Discharge of Charges. CCI shall have delivered to Buyer evidence in form and substance satisfactory to Buyer, acting reasonably, that all Governmental Charges affecting the Purchased Assets have been discharged in full, other than any Governmental Charges which, pursuant to the terms of this Agreement, are not required to be discharged.

(d)	Change of Name. CCI shall deliver an instrument in writing, in form and substance satisfactory to Buyer, acting reasonably, whereby it agrees that within one year after the Closing Date it will take or cause to be taken all such action as may be necessary to change the name of CCI to some other name which does not include "Coordinates Collection, Inc." or any similar name

(e)	Delivery of Books and Records. Within five (5) days after the Closing Date, CCI shall have delivered to Buyer all books, records, lists of suppliers and customers and other documents, files and data relating to the CCI Business, all of which shall become the property of Buyer. The financial statements of CCI must be able to be audited by RGNP’s PCAOB auditing firm. If the financial statements of CCI cannot be audited, Buyer and RGNP shall have the right to terminate this Agreement immediately, and all consideration shall be returned to Buyer and RGNP, respectively.

10.2         Closing Deliveries from Buyer.

At the Closing, Buyer will duly execute, if applicable, and deliver to CCI:

(a)	copies of resolutions of Buyer's directors, managers, managing members or the shareholders, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder;

(b)	the executed counterpart signature page of Buyer to the Assignment Assumption Agreement and Consulting Agreement;

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(c)	any other assurances, agreement, documents and instruments as may be reasonably requested by Buyer to effect the transactions contemplated by this Agreement and the Transaction Documents.

10.3         Closing Deliveries from RGNP to CCI.

At the Closing, RGNP will duly execute, if applicable, and deliver to CCI:

(a)	a stock certificate or certificates evidencing the Purchase Price;

(b)	copies of resolutions of RGNP's directors, managers, managing members or the shareholders, as the case may be, authorizing and approving the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder;

(c)	any other assurances, agreement, documents and instruments as may be reasonably requested by CCI or FD9 to effect the transactions contemplated by this Agreement and the Transaction Documents.

Article 11
INDEMNIFICATION AND breach of warranties

11.1         Breach of Warranties and Indemnification by CCI and CCI Management.

Subject to the limitations contained in this Agreement, CCI and the CCI Management agree, jointly and severally, to indemnify and hold Buyer and RGNP, its directors, officers, employees and representatives (each, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties") harmless from and after the Closing Time, against and in respect of any Losses resulting from:

(a)	any Loss of any Buyer Indemnified Party or the CCI Business as a result of any breach of representation or warranty by CCI or any CCI Shareholder contained in this Agreement, the CCI Disclosure Schedule or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)	any Loss of any Buyer Indemnified Party or the CCI Business as a result of any breach or any non-fulfilment of any covenant or agreement on the part of CCI or any CCI Shareholder contained in this Agreement, the CCI Disclosure Schedule or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(c)	any Loss of any Buyer Indemnified Party or the CCI Business relating to any matter in regards to the Purchased Assets or the CCI Business that occurred on or prior to the Closing Time that is not an Assumed Liability;

(d)	any Loss of any Buyer Indemnified Party or the CCI Business arising, directly or indirectly, from a Retained Liability paid by Buyer;

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(e)	any warranty, damage or similar claim made against any Buyer Indemnified Party for or arising from defects in any goods, materials or workmanship, in each case provided by CCI on or prior to the Closing Time for which any Buyer Indemnified Party is or is alleged to be liable; and

(f)	any loss of Buyer related to any CCI creditor, which shall include, but not be limited to, any claim that the sale of the Purchased Assets was invalid due to any Bulk Sales Act provision; and

(g)	all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.

In the case of a breach or breaches of any CCI Warranty or Warranties listed in this Agreement, and in order to provide an opportunity for CCI to remedy a Breach, to limit the existence and/or the extent of the Damage, or to determine which steps must be taken to limit the Damage, the Buyer shall:

a)	give notice of facts and/or circumstances that may give cause for filing a claim by virtue of this Agreement within a period of one month after those facts and/or circumstances have been discovered;
b)	provide CCI and its advisors with all relevant information relating to the potential Breach;
c)	not accept or acknowledge any liability on account of any Claim which may give rise to a Claim against CCI without its prior written consent;
d)	enable CCI – if it so desires – to set up its own defense against any claims filed by third parties, which claims are based on the Breach.

The Buyer hereby declares to be unaware of any Breach of CCI’s Warranties as at the date of this Agreement.

11.2         Indemnification by Buyer

Subject to the limitations contained in this Agreement, Buyer agrees to indemnify and hold CCI and its directors, officers, employees and representatives (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") harmless from and after the Closing Time, against and in respect of any Losses resulting from:

(a)	any Loss of any Seller Indemnified Party as a result of any breach of representation or warranty by Buyer contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)	any Loss of any Seller Indemnified Party as a result of any breach or any non-fulfilment of any covenant or agreement on the part of Buyer contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(c)	any Loss of any Seller Indemnified Party arising, directly or indirectly, from an Assumed Liability;

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(d)	any Loss of any Buyer Indemnified Party or the CCI Business relating to any matter in regards to the Purchased Assets that occurred after the Closing Time, provided, that such matter is not as a result of the actions of any Seller Indemnified Party prior to the Closing Time; and

(e)	all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.

11.3         Indemnification by RGNP

Subject to the limitations contained in this Agreement, RGNP agrees to indemnify and hold the Seller Indemnified Parties harmless from and after the Closing Time, against and in respect of any Losses resulting from:

(a)	any Loss of any Seller Indemnified Party as a result of any breach of representation or warranty by RGNP contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document;

(b)	any Loss of any Seller Indemnified Party as a result of any breach or any non-fulfilment of any covenant or agreement on the part of RGNP contained in this Agreement or the Transaction Documents or in any certificate or document delivered pursuant to or contemplated by this Agreement or any Transaction Document; and

(c)	all claims, demands, costs and expenses, including reasonable legal expenses, in respect of the foregoing.

11.4         Notice of Claim.

If Buyer, RGNP or CCI wishes to make a Claim on their own behalf or on behalf of a Buyer Indemnified Party or Seller Indemnified Party, as applicable, such party shall promptly give notice to the other of the Claim. Notice of any Claim shall specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim, and any provisions of the Agreement, or of any Applicable Laws, relied upon; and

(b)	the amount of the Claim or, if an amount is not then determinable, an approximate and reasonable estimate of the potential amount of the Claim.

11.5         Procedure for Indemnification by Buyer Indemnified Parties.

(a)	Direct Claims. Following receipt of notice of a Direct Claim, either the Sellers, the Holders or the Buyer, as applicable, (each an "Indemnifying Party") shall have 30 days to make such investigation of the Direct Claim as the Indemnifying Party considers necessary or desirable, as applicable. For the purpose of such investigation, either the applicable Buyer Indemnified Party or the applicable Seller Indemnified Party (each an "Indemnified Party") shall make available to the Indemnifying Party and its representatives the information relied upon by Indemnified Party to substantiate the Direct Claim. If Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30-day period (or any extension thereof agreed upon by the parties) as to the validity and amount of the Direct Claim, Indemnifying Party and Indemnified Party shall execute a settlement agreement and Indemnifying Party shall immediately pay to Indemnified Party the full agreed upon amount of the Direct Claim, and the terms of Section 10.1 shall apply in respect of such payment. If such parties do not agree within such period (or any mutually agreed upon extension thereof), the Indemnifying Party and Indemnified Party agree that the dispute shall be submitted to the dispute resolution procedures under Section 12.4.

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(b)	Third Party Claims.

(i)	With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of the Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of legal counsel, in which case legal counsel satisfactory to both the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party.

(ii)	If the Indemnifying Party, having elected to assume control as contemplated in Section 11.5(b)(i), thereafter fails to defend such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

(iii)	In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party.

(iv)	Except in the circumstances contemplated by Section 11.5(b)(ii), whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably delayed or withheld).

(v)	The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

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(vi)	The Parties shall cooperate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself/herself informed about and be prepared to discuss the Third Party Claim with his or her counterpart and with legal counsel at all reasonable times.

(vii)	Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not settle any Third Party Claim without the consent of the Indemnified Party unless the settlement includes a complete release of the Indemnified Party with respect to the Third Party Claim and does not include any admission of guilt or fault on the part of the Indemnified Party.

11.6         Subrogation.

In the event that an Indemnifying Party shall be obligated to indemnify an Indemnified Party pursuant to the terms of this Agreement, the Indemnifying Party shall, upon fulfillment of its obligations with respect to indemnification (including payment in full of all amounts due pursuant to its indemnification obligations) be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates.

11.7         Limitations on Indemnification.

Notwithstanding anything to the contrary herein notwithstanding:

(a)	Limitations on CCI's and the CCI Management' Liability for Indemnification. CCI and the CCI Management shall be required to indemnify any Buyer Indemnified Party for any Loss arising in respect of Claims for breaches or representations and warranties pursuant Section 10.1(a); provided, that, the aggregate indemnification Liability to be paid by CCI and the CCI Management under Section 11.1(a) shall be $750,000 (the "Seller Cap"). Notwithstanding the foregoing, the Seller Cap shall not apply to, or otherwise reduce or limit a Claim for:

(i)	for a breach of the representations and warranties contained in Sections 4.1 (Incorporation and Authority), 4.2 (Power and Capacity), 4.3 (Conflicts; Consents), 4.6 (Properties and Assets), 4.8 (Consents and Approvals), 4.9 (Licenses, Permits, Orders and Authorizations), 4.12 (Tax Matters), 4.13 (Litigation); 4.25 (Intellectual Property) and 4.30 (Environmental Matters);

(ii)	for a breach of any of the CCI IP Assignment Agreements; or

(iii)	any lawsuit or loss or action involving Buyer related to the lien on the Purchased Assets or any liabilities of CCI.

(iv)	any Loss caused by fraud, gross negligence or willful misconduct of CCI or any CCI Shareholder.

(b)	Limitations on Buyer's Liability for Indemnification. Buyer shall be required to indemnify any Seller Indemnified Party for any Loss arising in respect of Claims for breaches of representations and warranties pursuant to Section 10.2(a).

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(c)	Limitations on RGNP's Liability for Indemnification. RGNP shall be required to indemnify any Seller Indemnified Party for any Loss arising in respect of Claims for breaches of representations and warranties pursuant to Section 10.3(a).

11.8         Exclusive Remedy.

The rights of indemnity set forth in this Article 10 are the sole and exclusive remedy of each Party in respect of any misrepresentation, breach of warranty or breach of covenant by the other Party hereunder. Accordingly, each Party waives, from and after the Closing Time, any and all rights, remedies and claims that such Party may have against the other, whether at law, under any statute or in equity (including but not limited to claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claim for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by the Agreement or the Transaction Documents other than as expressly provided for in this Article 10 and other than those arising from fraud, gross negligence or willful misconduct. The Parties agree that if a Claim is made by one Party in accordance with Section 10.1 or 10.2, as the case may be, and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a Proceeding in accordance with Section 12.4 is an appropriate means to seek a remedy for such refusal. This Article shall remain in full force and effect in all circumstances and shall not be terminated by a breach (fundamental, negligent or otherwise) by any part of its representations, warranties or covenants hereunder or under any documents delivered pursuant hereto or by any termination or rescission of this Agreement by any Party. Notwithstanding the foregoing, in the event of a breach of Article 11 or a breach by CCI of any CCI IP Assignment Agreement to which it is a party, the aggrieved party shall be entitled to seek immediate injunctive relief and for avoidance of doubt, the Seller Cap shall not apply in the event of a breach of Article 11 or any CCI IP Assignment Agreement to which it is a party.

11.9         Survival of Representations, Warranties and Covenants.

To the extent that they have not been fully performed at or prior to the Closing Time, the representations and warranties, covenants and agreements contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall terminate at the expiration of 18 months following the Closing, except the representations and warranties contained in:

(a)	Sections 5.1 (Incorporation and Authority), 5.2 (Power and Capacity), 5.3 (Conflicts; Consents), 5.6 (Properties and Assets), 5.7 (Compliance with Laws), 5.8 Consents and Approvals), 5.9 (Licenses, Permits, Orders and Authorizations), 5.13 (Litigation); 5.25 (Intellectual Property) and 5.30 (Environmental Matters);

(b)	Sections 6.1 (Incorporation and Authority), 6.2 (Power and Capacity) and 6.3 (Conflicts; Consents);

(c)	Sections 7.1 (Incorporation and Authority), 7.2 (Power and Capacity), 7.3 (Conflicts; Consents);

(d)	Section 5.12 (Tax Matters) in respect of any Taxes arising in or in respect of a period shall terminate on the date which is the day after the relevant Governmental Authority is no longer entitled to assess or reassess liability for Taxes (other than interest on any Tax owing) against CCI, as the case may be, for that period, having regard, without limitation, to any waivers given by CCI in respect of such period, except to the extent that any misrepresentation has been made or any fraud has been committed by CCI in filing a Tax Return or in supplying information for the purposes of any Applicable Law imposing Tax on CCI; and

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(e)	Section 7.6 (Tax Matters) in respect of any Taxes arising in or in respect of a period shall terminate on the date which is the day after the relevant Governmental Authority is no longer entitled to assess or reassess liability for Taxes (other than interest on any Tax owing) against FD9, as the case may be, for that period, having regard, without limitation, to any waivers given by FD9 in respect of such period, except to the extent that any misrepresentation has been made or any fraud has been committed by FD9 in filing a Tax Return or in supplying information for the purposes of any Applicable Law imposing Tax on FD9.

The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 11.9 shall be the "Survival Period" with respect to such representation, warranty, claim or agreement. So long as a Buyer Indemnified Party or a Seller Indemnified Party, as applicable, gives notice of a Claim on or before the expiration of the applicable Survival Period, a Buyer Indemnified Party shall be entitled to pursue its rights to indemnification under Section 11.1 of the Agreement and a Seller Indemnified Party shall be entitled to pursue its rights to indemnification under Section 11.2 and 11.3 of the Agreement. In the event notice of any Claim under Sections 11.1, 11.2 and 11.3 the Agreement shall have been given within the applicable Survival Period and such Claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such Claim shall survive the end of the Survival Period of such representations, warranties, covenants and agreements until such Claim is finally resolved, but such representations, warranties, covenants and agreements shall only survive with respect to such asserted Claim. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or obligations.

Article 12
CONFIDENTIALITY

12.1         Confidentiality

The Parties shall treat the terms of this Agreement and all information provided under or in connection with this Agreement (collectively, "Confidential Information") as confidential and may not either disclose Confidential Information or use it other than for bona fide purposes connected with this Agreement, the CCI Business or any other agreements or instruments in any way related to this Agreement without the prior written consent of the other Parties, provided, that, RGNP shall make all necessary regulatory filings with the Securities and Exchange Commission, including, but not limited to a Form 8-K, and consent is also not required for disclosure to:

(a)	an affiliate of a Party to this Agreement, directors, officers, shareholders or employees of a Party or an affiliate to a Party, as long as they in turn are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 11.1;

(b)	accountants, professional advisers and bankers and other lenders, whether current or prospective, as long as they are subject to statutory professional secrecy rules or similar legal concepts under Applicable Laws or, in turn, are required to treat the Confidential Information as confidential on terms substantially the same as those set out in this Section 11.1;

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(c)	any government, agency or regulatory authority having jurisdiction over a Party, to the extent legally required, and then only after, to the extent permitted by law, informing the other Parties thereof and, to the extent possible, with sufficient notice in advance to permit the other Parties to seek a protective order or other remedy;

(d)	any Person to the extent required by any Applicable Laws, judicial process or the rules and regulations of any recognized stock exchange and then only subject to prior consultation with the other Parties;

(e)	in the case of Buyer, any intended assignee of the rights and interests of a Party or to a Person intending to acquire an interest in a party to this Agreement (or acquiring Buyer or an affiliate of Buyer) as long as the intended assignee or acquirer in turn is required by that Party to treat the Confidential Information as confidential in favor of the other parties on terms substantially restrictive as those set out in this Section 11.1; or

(f)	the extent that the Confidential Information is in or lawfully comes into the public domain other than by breach of this Section 11.1.

Article 13
MISCELLANEOUS

13.1         Expenses.

Each Party shall pay its own expenses in connection with the negotiation, preparation and performance of this Agreement and the consummation of the transactions, including all fees and expenses of investment bankers, financial advisors, legal counsel, and independent accountants.

13.2         Notices.

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by sending same by facsimile, email or by delivery by hand addressed to the Party to which the notice is to be given at the applicable address noted below. Any such notice, consent, waiver, direction or other communication, if sent by facsimile or email, shall be deemed to have been given and received at the time of receipt (if a Business Day or, if not, the next succeeding Business Day) unless actually received after 4:00 p.m. (local time) at the point of delivery in which case it shall be deemed to have been received on the next succeeding Business Day; or, if delivered by hand, shall be deemed to have been received on the day on which it is delivered (if a Business Day, if not, the next succeeding Business Day). Notice of change of address shall also be governed by this Section 12.2. In the event of general discontinuance of postal service due to strike, lock-out or otherwise, notices, consents, waivers, directions or other communications shall be given by facsimile or email or by delivery by hand and shall be deemed to have been received in accordance with this Section 12.2.

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The address for each of the parties shall be as follows:

(a)	If to Buyer, addressed to:

Reign Brands, Inc.

Attn: Joseph Segelman

9465 Wilshire Boulevard

Beverly Hills, CA 90212

with a copy to (which shall not constitute notice):

Bart and Associates, LLC

Attn: Ken Bart

8400 East Prentice Avenue

Suite 1500

Greenwood Village, CO 80111

(b)	If to RGNP, addressed to:

Reign Sapphire Corporation

Attn: Joseph Segelman

9465 Wilshire Boulevard

Beverly Hills, CA 90212

(c)	If to CCI or FD9, addressed to:

Coordinates Collection, Inc.
Attn: Owen De Vries

1933 S. Broadway Street

Los Angeles, CA 90007

13.3         Press Releases and Public Announcements.

No Party shall issue or otherwise disseminate any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer or RGNP shall be permitted to issue any press release or other public notice related to this Agreement, the Transaction Documents or any of the transactions contemplated hereby, without the consent of any other Party if such release is required by a Governmental Authority, a recognized securities exchange on which its securities are or may be listed or any Applicable Law.

13.4         Arbitration.

(a)	All disputes, controversies or claims arising out of, relating to, or in respect of this Agreement, including any issue regarding its existence, validity, enforceability, interpretation, breach or termination (each a "Dispute") shall be resolved in accordance with the terms of this Agreement.

(b)	Any Dispute that Buyer, FD9 or CCI are unable to amicably resolve or settle between themselves through negotiations between senior executives of the relevant Party within fifteen (15) Business Days (or such longer period as the applicable parties may agree to in writing) of a party being provided notice of such Dispute or difference in accordance with Section 12.2 of this Agreement (the "Consultation Period") shall be referred to and finally determined by final and binding arbitration. The arbitration shall be confidential and shall be settled in accordance with the terms of this Agreement (the "Arbitrator").

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(c)	The arbitration shall be governed by the Rules of the American Arbitration Association to the extent that such rules do not conflict with the terms of this Section 12.4.

(d)	The arbitration shall be seated in the City of Los Angeles, California and the arbitration agreement set forth in this Agreement shall be governed by and construed in accordance with the laws of California. The language of the arbitration shall be English.

(e)	Within thirty (30) days of the expiry of the Consultation Period, the disputing parties agree to jointly select the Arbitrator who shall be trained in the laws of California. The Arbitrator shall be impartial and independent of the Parties and shall be experienced and knowledgeable about the subject matter of the Dispute (generally and not as to the express facts concerning the Dispute). If the disputing Parties are unable to agree upon the Arbitrator, any such disputing Parties may apply to elect an Arbitrator in accordance with the provisions of the Rules of the American Arbitration Association.

(f)	It is specifically acknowledged and agreed that any Dispute that cannot be resolved between the disputing Parties prior the expiry of the Consultation Period shall be submitted to arbitration irrespective of the magnitude thereof or the amount in question.

(g)	The Arbitrator shall have jurisdiction: (i) to apply all applicable statutes, regulations, common law and equity; and (ii) to make an award or awards in respect of interest and the payment of the costs of the arbitration (including arbitrators' fees and the legal costs of the Parties). The Arbitrator also may, where requested by a Party, determine the nature and extent of production of documents and oral depositions.

(h)	The award of the Arbitrator shall be reduced to writing and be final and binding on the disputing Parties. Any monetary award shall be made and payable, free of any taxes or other deduction, and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate determined by the Arbitrator.

(i)	Judgment upon the award(s) rendered by the Arbitrator may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and order of enforcement.

(j)	The Party against whom judgment is rendered shall bear all legal fees of the disputing Parties and all other costs incurred in connection with an arbitration proceeding, including the expenses of the Arbitrator.

(k)	By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a legal court, the Arbitrator shall have full authority to grant provisional remedies, statutory remedies and to award damages for the failure of the disputing parties to respect the Arbitrator's orders to that effect.

(l)	Nothing in this Agreement shall restrict or prohibit a Party from commencing arbitration at any time, including prior the expiry of a Consultation Period, in order to protect its rights under this Agreement or in relation to a dispute or disagreement.

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(m)	Except where reasonably prevented by the nature of the Dispute, Buyer, FD9 and CCI shall continue to perform their respective duties, obligations and responsibilities under this Agreement and the Transaction Documents while the Dispute is being resolved in accordance with this Section 12.4, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

(n)	All dispute resolution and arbitration proceedings (including all related information, communications, documents, materials, and evidence) shall be strictly confidential, and each party shall have a fiduciary obligation to the other parties to protect, preserve and maintain the integrity of such confidentiality.

13.5         Assignments, Successors and No Third-Party Rights.

CCI shall not assign any of its rights or obligations under this Agreement without the prior written consent of Buyer. Buyer may assign any of its rights, but not its obligations, under this Agreement without the consent of CCI to an affiliate of Buyer or to a purchaser of all of the Assets or outstanding securities of Buyer. If RGNP shall experience a change of control, or if it shall sell to a purchaser substantially all of its assets or greater than fifty-percent (50%) of its equity, such purchaser shall consent to all terms in this Agreement, specifically the issuance of the shares representing the Purchase Price. Subject to the preceding three sentences, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Except as expressly set forth in this Agreement, no Person other than the Parties hereto has any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.6         Enurement.

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

13.7         Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument, and will become effective when one or more counterparts have been signed by each of the parties. Delivery of an executed counterpart of a signature page of this Agreement by .pdf attachment to a transmission by electronic mail or by facsimile transmission shall each be effective as delivery of a manually executed original counterpart hereof.

13.8         Independent Legal Advice.

Each of the Parties acknowledges that they: (a) have been advised by the other Parties to seek independent legal advice; (b) have sought such independent legal advice or deliberately decided not to do so; (c) understand their rights and obligations under this Agreement; and (d) are executing this Agreement voluntarily.

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The duly authorized representatives of each party executed this Purchase Agreement on the date set out in the preamble.

REIGN BRANDS, INC.

Per:
Name:
Title:

COORDINATES COLLECTION, INC.

Per:
Name:
Title:

REIGN SAPPHIRE CORPORATION

Per:
Name:
Title:

FD9 GROUP, B.V.

Per:
Name:
Title:

ASKCO (AS TO SECTION 3.1 ONLY)

Name:
Title:

Owen De Vries, as CCI Management

Per:

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Exhibit A
Purchased Assets

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Exhibit B
Allocation of Purchase Price

B-1